UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2009

Pacific State Bancorp
(Exact name of registrant as specified in its charter)

California	0-49892	61-1407606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1899 W. March Lane
Stockton, California	95207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (209) 870-3214

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 5, 2009, Ricky D. Simas, President and Chief Executive Officer of Pacific State Bancorp (the “Company”), entered into an Executive Retention Agreement with Pacific State Bancorp’s subsidiary Pacific State Bank (the “Bank”). The agreement is attached as Exhibit 10.1.

The Agreement set forth the terms of Mr. Simas’ employment as President of the Bank, the principal items of which are the following:

  Mr. Simas’ employment is at will, and may be terminated by the Board of Directors at any time without notice.
  Mr. Simas’ annual compensation is $200,000; this amount would be increased to $250,000 at such time as the Company completes a sale of stock representing 30% or more of total stockholder interest or a public offering of its stock. Mr. Simas is also eligible to receive an annual cash performance bonus as determined by the Board.
  The Bank will provide other employee benefits consistent with its policies and programs for employees of executive rank, and reimbursement of reasonable and necessary business expenses.
  In the event that the Company completes a sale of stock representing 30% or more of total stockholder interest during Mr. Simas’ term of employment, and prior to December 31, 2010 his employment is terminated other than for cause as defined in the Agreement, the Bank will pay Mr. Simas monthly the sum of $20,833 for a period of not to exceed 12 months until he obtains new employment. If new employment is obtained at a salary less than this amount, the Bank will pay Mr. Simas the difference between the amount of his new salary and the amount of $20,833 so long as this type of compensation is payable under the Agreement.

Item 9.01      Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Copy of executive retention agreement

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific State Bancorp
(Registrant)

Date: August 11, 2009	By:	/s/ Justin Garner

Justin Garner
Vice President - Chief Financial Officer